Exhibit 10(a)35

SYSTEM EXECUTIVE RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment
Amendment No. 6

THIS INSTRUMENT, executed this 2nd day of November, 2021 and effective December 1, 2021, constitutes the Sixth Amendment of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the "Plan").

Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of October 28, 2021, the Plan is hereby amended by adding an Appendix D at the end thereof to read in its entirety as follows:

APPENDIX D
PROVISIONS APPLICABLE
TO A CERTAIN PARTICIPANT

This Appendix D is intended to memorialize certain provisions applicable to the benefit under the Plan of one of its Participants, Leo P. Denault ("Executive"), including a provision whereby Executive's benefit under the Plan shall not increase or decrease in respect of service or other circumstances after November 30, 2021, except as otherwise expressly provided below.

Notwithstanding any other provisions of the Plan (including without limitation Article II and Section 7.03) to the extent otherwise inconsistent herewith and subject to the further provisions of this Appendix D, the following provisions apply to the benefit of Executive under the Plan in respect of any Retirement or termination of employment with the Employer by reason of death, in each case after November 30, 2021 (a "Covered Termination"):

1.The lump-sum cash amount payable under the Plan, if any, other than any amount payable to Executive's surviving spouse under Article IV of the Plan as applicable (which is addressed in Paragraph 2, below), shall be the amount Executive would have been paid under the Plan if he had Retired from Service on November 30, 2021 and had an Income Payment Date of December 1, 2021 (the "Benefit Amount"), which amount shall not be subject to increase or decrease except as provided in Section 3.03 of the Plan. Executive's entitlement to the Benefit Amount shall remain subject to the other applicable provisions of the Plan, including without limitation the forfeiture provisions of Article VI of the Plan and Section 7.02 of the Plan.

2.For purposes of determining any amount payable under Article IV of the Plan (i.e., in the event that Executive shall separate from service by reason of death and be survived by a Surviving Spouse (such amount, the "Death Benefit")), Executive shall be deemed for purposes of Section 4.01(a) to have separated from service on November 30, 2021, survived to his Normal Retirement Date, Retired on his Normal Retirement Date, with Final Average Monthly Compensation and Years of Service calculated for all purposes (including actuarial assumptions) as if his Normal Retirement Date had been November 30, 2021, been entitled to a 50% joint and survivor annuity form of payment under the Plan, and then died immediately thereafter. The Death Benefit (if any) shall not be subject to increase or decrease. The entitlement of Executive's Surviving Spouse, if any, to the Death Benefit shall remain subject to the other applicable provisions of the Plan.

3.Except as provided in the foregoing two paragraphs, no benefit shall be payable to Executive or Executive's surviving spouse under the Plan in respect of a Covered Termination.

4.To the extent Entergy Corporation funds the Trust for Deferred Payments of Entergy Corporation and Subsidiaries or any other trust established by Entergy Corporation with all or a portion of the amounts that would be due Executive under the Plan as modified by this Appendix D in respect of Executive, then such trust deposits (and any earnings thereon) shall apply toward any funding obligation under Section 5.03 of the Plan to the extent applicable.

IN WITNESS WHEREOF, the Personnel Committee has caused this Amendment No. 6 to the Plan lo be executed by its duly authorized representative on the date first set forth above and effective December 1, 2021.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

    /s/ Kathryn Collins
KATHRYN COLLINS
Senior Vice President, HR &
Chief Human Resources Officer